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                                                                  EXHIBIT 23(A)

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 1996 in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-1119) and related Prospectus of Pioneer Financial Services, Inc. for the registration of Convertible Subordinated Notes Due 2003.

  We also consent to the incorporation by reference therein of our report dated March 8, 1996, with respect to the consolidated financial statements and financial statement schedules of Pioneer Financial Services, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1995, as amended by Form 10-K/A, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Chicago, Illinois

March 18, 1996